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                                                              EXHIBIT 3.1

                                    RESTATED
                            ARTICLES OF INCORPORATION
                                       OF

                     GUITAR CENTER MANAGEMENT COMPANY, INC.


LARRY THOMAS and BRUCE ROSS certify that:

1. They are the President and Secretary, respectively, of GUITAR CENTER MANAGEMENT COMPANY, INC., a California corporation.

2. The Articles of Incorporation of this corporation are amended and restated to read as follows:

                                    ARTICLE I

     The name of this corporation is GUITAR CENTER MANAGEMENT COMPANY, INC.

                                   ARTICLE II

     The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                   ARTICLE III

     This corporation is authorized to issue two classes of stock designated, respectively, Common Stock and Preferred Stock. The total number of shares of Common Stock which this corporation is authorized to issue is
     10,000,000.   The total number of shares of Preferred Stock which this
     corporation is authorized to issue is 10,000,000. The Shares of Preferred Stock authorized by these Restated Articles of Incorporation may be issued from time to time in one or more series. The Board of Directors is authorized to determine or alter any or all of the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred shares and to fix, alter or reduce (but not below the number then outstanding) the number of shares comprising any such series and the designation thereof, or any of them, and to provide for the rights and terms of redemption or conversion of the shares of any such series.

                                   ARTICLE IV

     Pursuant to Section 301.5 of the General Corporation Law of the State of California, in the event that the corporation becomes a listed corporation (as defined in Section 301.5), shareholders shall not be entitled to cumulate votes with respect to the election of directors.

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                                    ARTICLE V

     The liability of directors of the corporation (for actions or inactions taken by them as directors) for monetary damages shall be eliminated to the fullest extent permissible under California law. Neither any amendment nor repeal of this Article V, nor the adoption of any provision of the Articles of Incorporation inconsistent with this Article V, shall eliminate or reduce the effect of this Article V in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article V would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

                                   ARTICLE VI

     The corporation shall be authorized, whether by bylaw, agreement or otherwise, to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) , for breach of duty to the corporation and its shareholders in excess of indemnification expressly permitted by Section 317 of the California Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the California Corporations Code.

3. The foregoing amendment and restatement of Articles of Incorporation has been duly approved by the Board of Directors.

4. The foregoing amendment and restatement of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with
     Section 902 of the Corporations Code. The total number of outstanding shares of the corporation was One Million Four Hundred Thousand (1,400,000) Common Shares; and the number of shares voting in favor of the amendment equaled or exceeded the vote required, such required vote being a majority of the outstanding shares of Common Stock.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date:  May 31, 1996.

                                                   /s/   LARRY E. THOMAS
                                               ---------------------------------
                                                      Larry Thomas, President

                                                   /s/   BRUCE ROSS
                                               ---------------------------------
                                                        Bruce Ross, Secretary

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